EXHIBIT 10.1

AGREEMENT AND PLAN OF SECURITIES EXCHANGE

BY AND AMONG

TURKPOWER CORPORATION,

BEST ACQUISITION COMPANY

and

BEST, LLC

DATED: DECEMBER __ 18, 2011

THIS AGREEMENT AND PLAN OF SECURITIES EXCHANGE (hereinafter referred to as the “Agreement”), is entered into as of this 20th day of December, 2011, by and among TurkPower Corporation, a Delaware corporation (the “Company”), Best Acquisition Company, a company yet to be formed by the Company (“Acquisition Sub”), BEST LLC, a company organized under the laws of the Russian Federation (“BEST”) and equityholders of BEST set forth on the signature page hereof (the “BEST Holders”) (the Company, BEST and the BEST Holders are sometimes hereinafter collectively referred to as the “Parties” and individually as a “Party”).

W I T N E S S E T H

WHEREAS, BEST is a company organized under the laws of the Russian Federation and is the holder of a forty-nine (49) year lease to develop operate and mine Zavyalov Square, Part 1 at the Toguchina Coal Filed, located in Novosibirsk, Russia (the “Toguchina Operations”) with a minimum forecasted extractable quantity of coal of 100,000,000 metric tons of coal and the owner of saleable coking coal stock of not less than $20,000,000 (“Inventory”);

WHEREAS, the Company is a publicly-owned Delaware corporation with approximately 127,299,521 shares of common stock, par value $0.0001 per share, issued and outstanding (the “the Company Common Stock”) and is quoted on the Over the Counter Bulletin Board (the “OTCBB”) under the symbol “TRKP”.

WHEREAS, Acquisition Sub is a yet to be formed off-shore, wholly-owned subsidiary of the Company formed for the purposes of acquiring Best;

WHEREAS, Acquisition Sub shall acquire all of the outstanding capitalization of BEST (the “BEST Interests”) from the BEST Holders solely in exchange for: (i) one hundred twenty million (120,000,000) newly issued shares of the Company Common Stock; (ii) one thousand (1,000) shares of a newly-created Series A Convertible Preferred Stock, par value $0.0001 per share which are convertible into two hundred sixty million (260,000,000) shares of the Company Common Stock (the “Series A”); and (iii) one thousand (1,000) shares of a newly-created Series B Perpetual, Convertible Preferred Stock, par value $0.0001 per share which are convertible into one hundred million (100,000,000) million shares of the Company Common Stock, have a liquidation preference of $25,000 per share (the “Series B”) (collectively, “Exchange Shares”) pursuant to the terms and conditions set forth in this Agreement.

WHEREAS, at the Closing, (i) the Exchange Shares will be issued, in Escrow, to the BEST Holders on a pro rata basis, in proportion to the ratio that the number BEST Interests held by such BEST Holders bears to the pro rata portion of BEST Interests held by all the BEST Holders as of the date of the Closing set forth on Schedule I;

WHEREAS, following the Closing, BEST will be a subsidiary of the Company and the Exchange Shares will represent approximately eighty percent (80%) of the total outstanding shares of the Company Common Stock, on a fully diluted basis.

WHEREAS, the Parties intend that the transaction contemplated herein (the “Transaction”) qualify as a reorganization and tax-free exchange under Section 368(a) of the Internal Revenue Code of 1986, as amended.

NOW THEREFORE, on the stated premises and for and in consideration of the foregoing recitals which are hereby incorporated by reference, the mutual covenants and agreements hereinafter set forth and the mutual benefits to the Parties to be derived herefrom and for other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I
PLAN OF EXCHANGE

1.1           The Exchange.  At the Closing (as hereinafter defined), the Exchange Shares shall be issued as follows: all of the BEST Interests held by the BEST Holders immediately prior to the Closing Date, representing one hundred percent (100%) of the BEST capitalization issued and outstanding immediately prior to the Closing Date, shall be transferred to Acquisition Sub in exchange for: (a) One Hundred Twenty Million (120,000,000) shares of the Company Common Stock; (b) One Thousand Shares of Series A Convertible Preferred Stock, which are convertible into and vote as two hundred sixty million (260,000,000) shares of Company Common Stock; and (c) One Thousand Shares of Series A Convertible, Perpetual Preferred Stock which are convertible into and vote as one hundred million (100,000,000) million shares of the Company Common Stock (collectively, the “Exchange Shares).  After the Closing Date, the BEST Holders shall no longer own any BEST Interests and the former BEST Interests shall represent the pro rata portion of the Exchange Shares issuable in exchange therefor pursuant to this Agreement.  Any fractional shares that would result from such exchange will be rounded up to the next highest whole number.

1.2           Closing in Escrow.  At the Closing, the Exchange Shares shall be held in escrow with the Company’s counsel, Tarter Krinsky & Drogin, LLP (the “Escrow Agent”) until such time that the Escrow Agent has received satisfactory, documentary proof that: (a) there is a forecasted extractable quantity of coal equal to a minimum of 100,000,000 metric tons at the Toguchina Coal Field are; (b) BEST has delivered audited financial statements, prepared in US GAAP format within sixty (60) of the date hereof (the “BEST Financial Statement”); and (c) the BEST Financial Statements report BEST Inventory of not less than $20,000,000 (the “Release Conditions”).  Following satisfactory proof of the Release Conditions, the Escrow Agent shall release the Exchange Shares to the BEST Holders.  If the Release Conditions have not been satisfied within two (2) months from the Closing, the Company shall have the right to terminate the Agreement, in accordance with Section 7.1(b) hereof.

1.3           Closing. The closing (“Closing”) of the transactions contemplated by this Agreement shall occur immediately following the satisfaction of the closing conditions set forth herein (the “Closing Date”).

1.4           Closing Events.  At the Closing, each of the respective parties hereto shall execute, acknowledge, and deliver (or shall cause to be executed, acknowledged, and delivered) any and all stock certificates, officers’ certificates, opinions, financial statements, schedules, agreements, resolutions, rulings, or other instruments required by this Agreement to be so delivered at or prior to the Closing, and the documents and certificates provided in Sections 5.2, 5.4, 6.2, and 6.5, together with such other items as may be reasonably requested by the parties hereto and their respective legal counsel in order to effectuate or evidence the transactions contemplated hereby.  If agreed to by the parties, the Closing may take place through the exchange of documents (other than the exchange of stock certificates) by fax, email and/or express courier.  At the Closing, the Exchange Shares shall be issued in the names and denominations provided by BEST.

1.5           Exemption From Registration. the Company and BEST intend that the Exchange Shares to be issued pursuant to Section 1.1 hereof will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (“Securities Act”), by reason of section 4(2) of the Securities Act and/or Rule 506 of Regulation D promulgated by the SEC thereunder.

ARTICLE II
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF BEST

BEST represents and warrants to the Company that the statements contained in this Article II are true and correct, to the knowledge of BEST. For purposes of this Article II, the phrase “to the knowledge of BEST” or any phrase of similar import shall be deemed to refer to the actual knowledge of the executive officers of BEST immediately before the Closing.

2.1           Organization.  BEST is a private company duly organized, validly existing, and in good standing under the laws of the Russian Federation.  BEST has the power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects, including qualification to do business as a foreign corporation in jurisdictions in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification except where the failure to be so qualified or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have BEST Material Adverse Effect (as that term is defined below).  The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof will not, violate any provision of BEST’s organizational documents.  BEST has taken all action required by laws, its memorandum of association, certificate of business registration, or otherwise to authorize the execution and delivery of this Agreement. BEST shall have full power, authority, and legal right and has taken or will take all action required by law, its memorandum of association and otherwise to consummate the transactions herein contemplated. For purposes of this Agreement, “BEST Material Adverse Effect” means a material adverse effect on the assets, business, condition (financial or otherwise) or results of operations of BEST or its subsidiaries taken as a whole.

2.2           Capitalization. All of the issued and outstanding BEST Interests are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  There are no notes or other indebtedness convertible into shares of any class of the BEST capitalization, outstanding or authorized options, warrants, rights, agreements or commitments to which BEST is a party or which would be binding upon BEST providing for the issuance or redemption of any of its capitalization.  There will be no outstanding or authorized appreciation, phantom stock or similar rights with respect to BEST. There are no agreements to which the BEST is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of BEST. To the knowledge of BEST, there are no agreements among other parties, to which BEST is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of BEST. All of the issued and outstanding BEST Interests will be issued in compliance with applicable laws of its jurisdiction.

2.3           Financial Statements.

(a)           BEST has filed all local income tax returns required to be filed.  All such returns will be complete and accurate in all material respects.

(b)           BEST has no liabilities with respect to the payment of federal, county, local, or other taxes (including any deficiencies, interest, or penalties), except for taxes accrued but not yet due and payable, for which BEST may be liable in its own right or as a transferee of the assets of, or as a successor to, any other corporation or entity.

(c)           No deficiency for any taxes has been proposed, asserted or assessed against BEST.  There has been no tax audit, nor has there been any notice to BEST by any taxing authority regarding any such tax audit, or, to the knowledge of BEST, is any such tax audit threatened with regard to any taxes or BEST tax returns.  BEST does not expect the assessment of any additional taxes of BEST for any period prior to the date hereof and has no knowledge of any unresolved questions concerning the liability for taxes of BEST.

(d)           BEST will provide to the Company the audited balance sheets of BEST as of December 31, 2011, and the audited statements of income, shareholders’ equity and cash flows of BEST (collectively “BEST Financial Statements”) for the period ended December 31, 2011 (the “BEST Balance Sheet Date”).  The BEST Financial Statements will have been prepared from the books and records of BEST in accordance with International Accounting Standards (“IAS”) applied on a consistent basis throughout the periods covered thereby, fairly present the financial condition, results of operations and cash flows of BEST and the Subsidiaries as of the respective dates thereof and for the periods referred to therein, comply as to form with the applicable rules and regulations of the SEC for inclusion of such BEST Financial Statements in the Company filings with the SEC as required by the Securities Exchange Act of 1934 (the “Exchange Act”) and are consistent with the books and records of BEST and the Subsidiaries, except as provided in the notes thereto.

2.4           Disclosure. No representation or warranty by BEST contained in this Agreement or in any of the transaction documentation, and no statement contained in the any document, certificate or other instrument delivered or to be delivered by or on behalf of BEST pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. BEST has disclosed to the Company all material information relating to the business of BEST or the transactions contemplated by this Agreement.

2.5           Undisclosed Liabilities. Except as set forth on Schedule 2.5, BEST has no material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the BEST Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the BEST Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by IAS to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of BEST’ business, consistent with past custom and practice (including with respect to frequency and amount).

2.6           Absence of Certain Changes or Events.  Except as set forth in this Agreement or in the BEST Financial Statements.

(a)           except in the Ordinary Course of Business, there will not be (i) any material adverse change in the business, operations, properties, assets, or condition of BEST; or (ii) any damage, destruction, or loss to BEST (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of BEST;

(b)           BEST shall have not (i) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) not otherwise in the ordinary course of business; (ii) paid any material obligation or liability not otherwise in the ordinary course of business (absolute or contingent) other than current liabilities reflected in or shown on the most recent BEST consolidated balance sheet, and current liabilities incurred since that date in the ordinary course of business; (iii) sold or transferred, or agreed to sell or transfer, any of its assets, properties, or rights not otherwise in the ordinary course of business; (iv) made or permitted any amendment or termination of any contract, agreement, or license to which they are a party not otherwise in the ordinary course of business if such amendment or termination is material, considering the business of BEST; or (v) issued, delivered, or agreed to issue or deliver any stock, bonds or other corporate securities including debentures (whether authorized and unissued or held as treasury stock).

2.7           Litigation and Proceedings.  There are no actions, suits, proceedings, or investigations pending or, to the knowledge of BEST, threatened by or against BEST or affecting BEST, or its properties, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

2.8           No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute an event of default under, any material indenture, mortgage, deed of trust, or other material contract, agreement, or instrument to which BEST is a party or to which any of its properties or operations are subject.

2.9           Contracts.  BEST has provided, or will provide the Company, copies of all material contracts, agreements, franchises, license agreements, or other commitments to which BEST is a party or by which it or any of its assets, products, technology, or properties are bound.

2.10         Compliance With Laws and Regulations.  BEST has complied with all applicable statutes and regulations of any national, county, or other governmental entity or agency thereof, except to the extent that noncompliance would not materially and adversely affect the business, operations, properties, assets, or condition of BEST.

2.11         Approval of Agreement.  The board of directors of BEST, or its equivalent (the “BEST Board”), and the BEST Holders will have authorized the execution and delivery of this Agreement by BEST and will have approved the transactions contemplated hereby prior to closing. This Agreement has been duly and validly executed and delivered by BEST and constitutes a valid and binding obligation of BEST, enforceable against BEST in accordance with its terms.

2.12         Title and Related Matters.  BEST will have good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the BEST balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except: statutory liens or claims not yet delinquent.

2.13         Governmental Authorizations.  BEST will have all licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by BEST of this Agreement and the consummation by BEST of the transactions contemplated hereby.

2.14         Continuity of Business Enterprises.  BEST has no commitment or present intention to liquidate BEST or sell or otherwise dispose of a material portion of its business or assets following the consummation of the transactions contemplated hereby.

2.15         Ownership of BEST Interests.  The BEST Holders are the legal and beneficial owners of 100% of the BEST Interests, free and clear of any claims, charges, equities, liens, security interests, and encumbrances whatsoever, and have full right, power, and authority to transfer, assign, convey, and deliver their respective BEST Interests; and delivery of such BEST Interests at the Closing will convey to the Company good and marketable title to such BEST Interests free and clear of any claims, charges, equities, liens, security interests, and encumbrances except for any such claims, charges, equities, liens, security interests, and encumbrances arising out of such BEST Interests being held by the Company.

2.16         Brokers. BEST has not entered into any contract with any person, firm or other entity that would obligate BEST or the Company to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

2.17         Subsidiaries and Predecessor Corporations.  Each subsidiaries (a “Subsidiary”) of BEST is set forth on Schedule 2,17 hereto.  For purposes of this Agreement, a “Subsidiary” shall mean any corporation, partnership, joint venture or other entity in which a Party has, directly or indirectly, an equity interest representing 50% or more of the equity securities thereof or other equity interests therein (collectively, the “Subsidiaries”).

2.18         Intellectual Property.  BEST owns or has the right to use all Intellectual Property (as defined below) necessary (i) to use, manufacture, market and distribute the products manufactured, marketed, sold or licensed, and to provide the services provided, by BEST or the Subsidiaries to other parties (together, the “Customer Deliverables”) and (ii) to operate the internal systems of BEST or the Subsidiaries that are material to its business or operations, including, without limitation, computer hardware systems, software applications and embedded systems (the “Internal Systems”; the Intellectual Property owned by or licensed to BEST or the Subsidiaries and incorporated in or underlying the Customer Deliverables or the Internal Systems is referred to herein as the “BEST Intellectual Property”). Each item of BEST Intellectual Property will be owned or available for use by the Surviving Corporation immediately following the Closing on substantially identical terms and conditions as it was immediately prior to the Closing. BEST has taken all reasonable measures to protect the proprietary nature of each item of BEST Intellectual Property. To the knowledge of BEST, (a) no other person or entity has any rights to any of BEST Intellectual Property owned by BEST except pursuant to agreements or licenses entered into by BEST and such person in the ordinary course, and (b) no other person or entity is infringing, violating or misappropriating any of BEST Intellectual Property. For purposes of this Agreement, “Intellectual Property” means all (i) patents and patent applications, (ii) copyrights and registrations thereof, (iii) computer software, data and documentation, (iv) trade secrets and confidential business information, whether patentable or unpatentable and whether or not reduced to practice, know-how, manufacturing and production processes and techniques, research and development information, copyrightable works, financial, marketing and business data, pricing and cost information, business and marketing plans and customer and supplier lists and information, (v) trademarks, service marks, trade names, domain names and applications and registrations therefor and (vi) other proprietary rights relating to any of the foregoing.

2.19         Certain Business Relationships With Affiliates. Except as contemplated by employment agreements, consulting agreements and the agreements contemplated by the Transactions: (i) no affiliate of BEST (a) owns any property or right, tangible or intangible, which is used in the business of BEST (b) has any claim or cause of action against BEST or (c) owes any money to, or is owed any money by, BEST.

2.20         Title To and Mining Rights.  As a material inducement to enter into this Agreement, BEST represents and warrants that it has good and marketable title to the Toguchina Operations free and clear of all encumbrances. There shall be no outstanding options or rights to purchase the Toguchina Operations or any portion thereof. There shall be no pending or threatened eminent domain proceedings with respect to any portion of the Toguchina Operations. There shall be no injunction, decree, order or judgment outstanding, nor any action, claim, suit, arbitration or other proceeding, pending or threatened, relating to the ownership, occupancy or use of the Toguchina Operations by any person.

ARTICLE III
REPRESENTATIONS, COVENANTS, AND WARRANTIES OF THE COMPANY

The Company represents and warrants to BEST that the statements contained in this Article III are true and correct, For purposes of this Article III, the phrase “to the knowledge of the Company” or any phrase of similar import shall be deemed to refer to the actual knowledge of executive officers of the Company, immediately before the Closing.

3.1           Organization.  the Company is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware, and has the corporate power and is duly authorized, qualified, franchised, and licensed under all applicable laws, regulations, ordinances, and orders of public authorities to own all of its properties and assets and to carry on its business in all material respects as it is now being conducted, and there is no jurisdiction in which it is not qualified in which the character and location of the assets owned by it or the nature of the business transacted by it requires qualification. The execution and delivery of this Agreement does not, and the consummation of the transactions contemplated hereby will not, violate any provision of the Company’s Articles of Incorporation or bylaws. the Company has taken all action required by law, its Articles of Incorporation, its bylaws, or otherwise to authorize the execution and delivery of this Agreement, and the Company has full power, authority, and legal right and has taken all action required by law, its Articles of Incorporation, bylaws, or otherwise to consummate the transactions herein contemplated.

3.2           Capitalization. The authorized capital stock of the Company consists of 310,000,000 shares, consisting of 300,000,000 shares of Company Common Stock, of which approximately 142,329,521 shares are currently outstanding, and 10,000,000 shares of the Company preferred stock par value $0.0001 per share (the “the Company Preferred Stock), of which no shares are currently outstanding.  All of the issued and outstanding shares of the Company Common Stock are duly authorized, validly issued, fully paid, nonassessable and free of all preemptive rights.  There are no other outstanding agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance or redemption of any of its capital stock. There are no outstanding or authorized stock appreciation, phantom stock or similar rights with respect to the Company. There are no agreements to which the Company is a party or by which it is bound with respect to the voting (including without limitation voting trusts or proxies), registration under the Securities Act, or sale or transfer (including without limitation agreements relating to pre-emptive rights, rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. To the knowledge of the Company, there are no agreements among other parties, to which the Company is not a party and by which it is not bound, with respect to the voting (including without limitation voting trusts or proxies) or sale or transfer (including without limitation agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any securities of the Company. All of the issued and outstanding shares of the Company Common Stock were issued in compliance with applicable federal and state securities laws. The Exchange Shares to be issued at the Closing pursuant to Section 1.1 hereof, when issued and delivered in accordance with the terms hereof, shall be duly and validly issued, fully paid and nonassessable and free of all preemptive rights.  The Exchange Shares will represent approximately eighty percent (80%) of the total outstanding and voting capitalization of the Company following the Closing.

3.3           Financial Statements.  The audited financial statements and unaudited interim financial statements of the Company included in the Company Reports (collectively, the “Company Financial Statements”) (i) complied as to form in all material respects with applicable accounting requirements and, as appropriate, the published rules and regulations of the SEC with respect thereto when filed, (ii) were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby (except as may be indicated therein or in the notes thereto, and in the case of quarterly financial statements, as permitted by Form 10-Q under the Exchange Act), (iii) fairly present the consolidated financial condition, results of operations and cash flows of the Company as of the respective dates thereof and for the periods referred to therein, and (iv) are consistent with the books and records of the Company.

3.4          Securities Act and Exchange Act Filings.  the Company has furnished or made available to BEST complete and accurate copies, as amended or supplemented, of its (a) Annual Report on Form 10-K for the Fiscal Year ended May 31, 2011, which contains audited financial statements for the period as of May 31, 2011 and 2010, and (b) all other reports filed by the Company under Section 13 or 15(d) of the Exchange Act and all proxy or information statements filed by the Company under subsections (a) or (c) of Section 14 of the Exchange Act with the SEC since November 4, 2004 (such documents are collectively referred to herein as the “Company Reports”). The Company Reports constitute all of the documents required to be filed by the Company under Section 13 or subsections (a) or (c) of Section 14 of the Exchange Act with the SEC through the date of this Agreement. the Company Reports complied in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder when filed.  Each the Company Report filed under the Exchange Act was filed on or before its due date (if any) or within the applicable extension period provided under the Exchange Act. As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

3.5          Undisclosed Liabilities. To the knowledge of the Company, neither the Company nor any Subsidiary has any material liability (whether known or unknown, whether absolute or contingent, whether liquidated or unliquidated and whether due or to become due), except for (a) liabilities shown on the Company Balance Sheets referred to in Section 2.3, (d) liabilities which have arisen since the Company Balance Sheet Date in the Ordinary Course of Business (as defined herein) and (c) contractual and other liabilities incurred in the Ordinary Course of Business which are not required by IAS to be reflected on a balance sheet.  As used in this Agreement, “Ordinary Course of Business” means the ordinary course of the Company’s business, consistent with past custom and practice (including with respect to frequency and amount).

3.6          Absence of Certain Changes or Events.  Except as described herein or in the Company Reports:

(a)           There has not been (i) any material adverse change, financial or otherwise, in the business, operations, properties, assets, or condition of the Company (whether or not covered by insurance) materially and adversely affecting the business, operations, properties, assets, or condition of the Company;

(b)           the Company has not (i) amended its Articles of Incorporation or by-laws; (ii) declared or made, or agreed to declare or make any payment of dividends or distributions of any assets of any kind whatsoever to shareholders or purchased or redeemed, or agreed to purchase or redeem, any of its capital stock; (iii) waived any rights of value which in the aggregate are extraordinary or material considering the business of the Company; (iv) made any material change in its method of management, operation, or accounting; (v) entered into any other material transactions; (vi) made any accrual or arrangement for or payment of bonuses or special compensation of any kind or any severance or termination pay to any present or former officer or employee; (vii) increased the rate of compensation payable or to become payable by it to any of its officers or directors or any of its employees; or (viii) made any increase in any profit sharing, bonus, deferred compensation, insurance, pension, retirement, or other employee benefit plan, payment, or arrangement, made to, for, or with its officers, directors, or employees;

(c)            the Company has not (i) granted or agreed to grant any options, warrants, or other rights for its stocks, bonds, or other corporate securities calling for the issuance thereof; (ii) borrowed or agreed to borrow any funds or incurred, or become subject to, any material obligation or liability (absolute or contingent) except liabilities incurred in the ordinary course of business; (iii) paid or agreed to pay any material obligation or liability (absolute or contingent) other than current liabilities reflected in or shown on the most recent the Company balance sheet and current liabilities incurred since that date in the ordinary course of business and professional and other fees and expenses incurred in connection with the preparation of this Agreement and the consummation of the transactions contemplated hereby; (iv) sold or transferred, or agreed to sell or transfer, any of its assets, property, or rights (except assets, property, or rights not used or useful in its business which, in the aggregate have a value of less than $50,000), or canceled, or agreed to cancel, any debts or claims (except debts or claims which in the aggregate are of a value of less than $50,000); (v) made or permitted any amendment or termination of any contract, agreement, or license to which it is a party if such amendment or termination is material, considering the business of the Company; or (vi) issued, delivered, or agreed to issue or deliver any stock, bonds, or other corporate securities including debentures (whether authorized and unissued or held as treasury stock), except in connection with this Agreement; and

(d)           To the best knowledge of the Company, it has not become subject to any law or regulation which materially and adversely affects, or in the future may adversely affect, the business, operations, properties, assets, or condition of the Company.

3.7          Title and Related Matters.  Except as set forth in the Company Reports, the Company has good and marketable title to all of its properties, interest in properties, and assets, real and personal, which are reflected in the Company balance sheet or acquired after that date (except properties, interest in properties, and assets sold or otherwise disposed of since such date in the ordinary course of business), free and clear of all liens, pledges, charges, or encumbrances except:

(a)           statutory liens or claims not yet delinquent; and

(b)           such imperfections of title and easements as do not and will not materially detract from or interfere with the present or proposed use of the properties subject thereto or affected thereby or otherwise materially impair present business operations on such properties.

3.8           Litigation and Proceedings.  Except as set forth in the Company Reports, there are no actions, suits, or proceedings pending or, to the knowledge of the Company, threatened by or against or affecting the Company, at law or in equity, before any court or other governmental agency or instrumentality, domestic or foreign, or before any arbitrator of any kind.

3.9           Contracts.  the Company is not a party to any material contract, agreement, or other commitment, except as specifically disclosed in its schedules to this Agreement.

3.10         No Conflict With Other Instruments.  The execution of this Agreement and the consummation of the transactions contemplated by this Agreement will not result in the breach of any term or provision of, or constitute a default under, any indenture, mortgage, deed of trust, or other material agreement or instrument to which the Company is a party or to which it or any of its assets or operations are subject.

3.11         Governmental Authorizations.  the Company is not required to have any licenses, franchises, permits, and other government authorizations, that are legally required to enable it to conduct its business operations in all material respects as conducted on the date hereof. Except for compliance with federal and state securities or corporation laws, as hereinafter provided, no authorization, approval, consent, or order of, or registration, declaration, or filing with, any court or other governmental body is required in connection with the execution and delivery by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby.

3.12         Compliance With Laws and Regulations. Each of the Company and its Subsidiaries:

(a)           and the conduct and operations of their respective businesses, are in compliance with each applicable law (including rules and regulations thereunder) of any federal, state, local or foreign government, or any governmental entity, except for any violations or defaults that, individually or in the aggregate, have not had and would not reasonably be expected to have a the Company Material Adverse Effect;

(b)           has complied with all federal and state securities laws and regulations, including being current in all of its reporting obligations under such federal and state securities laws and regulations;

(c)           has not, and the past and present officers, directors and affiliates of the Company have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil or criminal proceeding or investigation by any federal or state agency alleging a violation of securities laws;

(d)           has not been the subject of any voluntary or involuntary bankruptcy proceeding, nor has it been a party to any material litigation;

(e)           has not, and the past and present officers, directors and affiliates have not, been the subject of, nor does any officer or director of the Company have any reason to believe that the Company or any of its officers, directors or affiliates will be the subject of, any civil, criminal or administrative investigation or proceeding brought by any federal or state agency having regulatory authority over such entity or person;

(f)           does not and will not immediately prior to the Closing, have any liabilities, contingent or otherwise, including but not limited to notes payable and accounts payable, and is not a party to any executory agreements; and

(g)           is not a “blank check Company” as such term is defined by Rule 419 of the Securities Act.

3.13         Insurance.  the Company has all necessary insurance to operate its business and the business of its subsidiaries.

3.14         Approval of Agreement.  The board of directors of the Company (the “the Company Board”) has authorized the execution and delivery of this Agreement by the Company and has approved this Agreement and the transactions contemplated hereby.

3.15         Material Transactions of Affiliations.  Except as disclosed herein or the SEC Reports, there exists no material contract, agreement, or arrangement between the Company and any person who was at the time of such contract, agreement, or arrangement an officer, director, or person owning of record or known by the Company to own beneficially, 10% or more of the issued and outstanding common stock of the Company and which is to be performed in whole or in part after the date hereof or was entered into not more than three years prior to the date hereof. Neither any officer, director, nor 10% stockholder of the Company has, or has had during the last preceding full fiscal year, any known interest in any material transaction with the Company which was material to the business of the Company. the Company has no commitment, whether written or oral, to lend any funds to, borrow any money from, or enter into any other material transaction with any such affiliated person.

3.16         Employment Matters.  the Company has no employees other than its executive officers.

3.17         Brokers.  the Company has not entered into any contract with any person, firm or other entity that would obligate BEST or the Company to pay any commission, brokerage or finders’ fee in connection with the transactions contemplated herein.

3.18         Subsidiaries.  The Company has no Subsidiaries.

3.19         Disclosure. No representation or warranty by the Company contained in this Agreement or in any of the transaction documentation, and no statement contained in any document, certificate or other instrument delivered or to be delivered by or on behalf of the Company pursuant to this Agreement or therein, contains or will contain any untrue statement of a material fact or omits or will omit to state any material fact necessary, in light of the circumstances under which it was or will be made, in order to make the statements herein or therein not misleading. the Company has disclosed to BEST all material information relating to the business of the Company or any Subsidiary or the transactions contemplated by this Agreement.

ARTICLE IV
SPECIAL COVENANTS

4.1           Application to Higher Exchange.  BEST acknowledges that commensurate with the Exchange, upon satisfaction of the relevant qualitative standards, the Company intends to qualify for listing of the Company Common Stock on NYSE AMEX or Nasdaq, and the BEST Holders hereby specifically authorize the Company Board to take all necessary action to consummate same.

4.2           Current Report.  In connection with the Closing, the Company shall file a current report on Form 8-K relating to this Agreement and the transactions contemplated hereby (the “Current Report”). the Company shall cause the Current Report to be filed with the SEC no later than four business days of the Closing and to otherwise comply with all requirements of applicable federal and state securities laws.

4.3           Delivery of BEST Financial Statements.  BEST will deliver the BEST Financial Statements within sixty (60) days of the Closing.

4.4           Payment for C1 Compliance.  As soon as practicable following the Closing, the Company shall pay the fee of €300,000 in order to procure a C1 Russian-compliant resource report indicating forecasted extractable quantity of coal of 100,000,000 metric tons.

4.5           Name Change.  As soon as practicable following the Closing, the Company shall amend its Certificate of Incorporation to change the name of the Company to “Seacrest Coal Corporation:, or such other similar name as is reasonably available.

4.6           Access to Properties and Records.  The Company and BEST will each afford to the officers and authorized representatives of the other reasonable access to the properties, books, and records of the Company or BEST in order that each may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of the other, and each will furnish the other with such additional financial and operating data and other information as to the business and properties of the Company or BEST as the other shall from time to time reasonably request.

4.7           Delivery of Books and Records.  At the Closing, BEST shall deliver to the Company, the originals of the corporate minute books, books of account, contracts, records, and all other books or documents of BEST.

4.8           Indemnification.

   (a)            BEST hereby agrees to indemnify the Company and each of the officers, agents and directors of the Company as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made in Article II. The indemnification provided for in this paragraph shall not survive the Closing and consummation of the transactions contemplated hereby but shall survive the termination of this Agreement pursuant to Section 7.1(b) of this Agreement.

(b)           The Company hereby agrees to indemnify BEST and each of the officers, agents and directors of BEST as of the date of execution of this Agreement against any loss, liability, claim, damage, or expense (including, but not limited to, any and all expense whatsoever reasonably incurred in investigating, preparing, or defending against any litigation, commenced or threatened, or any claim whatsoever), to which it or they may become subject arising out of or based on any inaccuracy appearing in or misrepresentation made under Article III. The indemnification provided for in this paragraph shall survive the Closing and consummation of the transactions contemplated hereby in accordance with the provisions of Section 1.2.

(a)           Plan of Reorganization.  This Agreement is intended to constitute a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).  From and after the date of this Agreement and until the Closing Date, each Party hereto shall use its reasonable best efforts to cause the Share Exchange to qualify, and will not knowingly take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken which action or failure to act could prevent the Share Exchange from qualifying as a reorganization under the provisions of Section 368(a) of the Code.

ARTICLE V
CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY

The obligations of the Company under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

5.1           Deliverables.  Including, but not limited to the delivery of the items to be provided to the Company as Release Conditions set forth in Article I hereof, BEST shall deliver: (a) all technical data on the licenses of BEST indicating a C1 Russian compliant resource of 100,000,000 metric tons of coal; and (b) evidence of compliance with all Russian laws in regards to the Exchange and any regulatory, anti-monopoly or otherwise, filings that may be required due to the Exchange.

5.2           Accuracy of Representations; Performance.  The representations and warranties made by BEST in this Agreement were true when made and shall be true at the Closing Date with the same force and effect as if such representations and warranties were made at and as of the Closing Date (except for changes therein permitted by this Agreement), and BEST shall have performed or complied with all covenants and conditions required by this Agreement to be performed or complied with by BEST prior to or at the Closing. the Company may request to be furnished with a certificate, signed by a duly authorized officer of BEST and dated the Closing Date, to the foregoing effect.

5.3           Officer’s Certificates.  The Company shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized officer of BEST to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of BEST threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement, or, by or against BEST which might result in any material adverse change in any of the assets, properties, business, or operations of BEST.

5.4           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of BEST, nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations.

5.5           Other Items.  The Company shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as the Company may reasonably request.

ARTICLE VI
CONDITIONS PRECEDENT TO OBLIGATIONS OF BEST

The obligations of BEST under this Agreement are subject to the satisfaction, at or before the Closing, of the following conditions:

6.1           Accuracy of Representations; Performance.  The representations and warranties made by the Company in this Agreement were true when made and shall be true as of the Closing Date (except for changes therein permitted by this Agreement) with the same force and effect as if such representations and warranties were made at and as of the Closing Date, and the Company shall have performed and complied with all covenants and conditions required by this Agreement to be performed or complied with by the Company prior to or at the Closing.  BEST shall have been furnished with a certificate, signed by a duly authorized executive officer of the Company and dated the Closing Date, to the foregoing effect.

6.2           Officer’s Certificate.  BEST shall have been furnished with a certificate dated the Closing Date and signed by a duly authorized executive officer of the Company to the effect that no litigation, proceeding, investigation, or inquiry is pending or, to the best knowledge of the Company threatened, which might result in an action to enjoin or prevent the consummation of the transactions contemplated by this Agreement.

6.3           No Material Adverse Change.  Prior to the Closing Date, there shall not have occurred any material adverse change in the financial condition, business, or operations of the Company nor shall any event have occurred which, with the lapse of time or the giving of notice, may cause or create any material adverse change in the financial condition, business, or operations of the Company.

6.4           Appointment of new the Company Board Member.  Within five (5) days of the Closing, the Company shall appoint Komarchev Alexander Victorovich as an executive officer of the Company and its trading arm.

6.5           Other Items.

(a)           BEST shall have received such further documents, certificates, or instruments relating to the transactions contemplated hereby as BEST may reasonably request.

(b)           Complete and satisfactory due diligence review of the Company by BEST.

(c)           Approval of the Transaction by the Company Board.

(d)           There shall have been no material adverse changes in the Company, financial or otherwise.

(e)           There shall be no the Company Common Stock Equivalents outstanding as of immediately prior to the Closing except as disclosed in this Agreement.  For purposes of the foregoing, “the Company Common Stock Equivalents” shall mean any subscriptions, warrants, options or other rights or commitments of any character to subscribe for or purchase from the Company, or obligating the Company to issue, any shares of any class of the capital stock of the Company or any securities convertible into or exchangeable for such shares.

(g)           Any necessary third-party consents shall be obtained prior to Closing, including but not limited to consents necessary from the Company’s lenders, creditors; vendors, and lessors.

ARTICLE VII
TERMINATION

7.1          Termination.

(a)           This Agreement may be terminated by the Company Board at any time prior to the Closing Date if: (i) there shall be any actual or threatened action or proceeding before any court or any governmental body which shall seek to restrain, prohibit, or invalidate the transactions contemplated by this Agreement and which, in the judgment of such board of directors, made in good faith and based on the advice of its legal counsel, makes it inadvisable to proceed with the exchange contemplated by this Agreement; (ii) any of the transactions contemplated hereby are disapproved by any regulatory authority whose approval is required to consummate such transactions or in the judgment of such board of directors, made in good faith and based on the advice of counsel, there is substantial likelihood that any such approval will not be obtained or will be obtained only on a condition or conditions which would be unduly burdensome, making it inadvisable to proceed with the exchange; (iii) there shall have been any change after the date of the latest balance sheets of BEST in the assets, properties, business, or financial condition of which could have a materially adverse effect on the value of the business of BEST. In the event of termination pursuant to this paragraph (a) of Section 7.1, no obligation, right, or liability shall arise hereunder, and each party shall bear all of the expenses incurred by it in connection with the negotiation, drafting, and execution of this Agreement and the transactions herein contemplated; (iv) the Closing Date shall not have occurred by February 28, 2012; or (v) if the Company shall not have provided responses satisfactory in BEST’s reasonable judgment to BEST’s request for due diligence materials.

(b)           This Agreement may be terminated at any time prior to the Closing by action of the Company Board if BEST shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement or if any of the representations or warranties of BEST contained herein shall be inaccurate in any material respect, and, in either case if such failure is reasonably subject to cure, it remains uncured for seven days after notice of such failure is provided to BEST. If this Agreement is terminated pursuant to this paragraph (b) of Section 7.1, this Agreement shall be of no further force or effect, and no obligation, right, or liability shall arise hereunder, except that BEST shall bear its own costs as well as the costs incurred by the Company in connection with the negotiation, preparation, and execution of this Agreement and qualifying the offer and sale of securities contemplated hereby for exemption from the registration requirements of state and federal securities laws.

ARTICLE VIII
MISCELLANEOUS

8.1           Governing Law.  This Agreement shall be governed by, enforced, and construed under and in accordance with the laws of the United States of America and, with respect to matters of state law, with the laws of Delaware.  Any dispute arising under or in any way related to this Agreement will be determined exclusively in the Federal or State Courts, for the County of New York, State of New York.

8.2           Notices.  Any notices or other communications required or permitted hereunder shall be sufficiently given if personally delivered to it or sent by registered mail or certified mail, postage prepaid, or by prepaid telegram and any such notice or communication shall be deemed to have been given as of the date so delivered, mailed, or telegraphed.

8.3           Attorney’s Fees. In the event that any party institutes any action or suit to enforce this Agreement or to secure relief from any default hereunder or breach hereof, the breaching party or parties shall reimburse the non-breaching party or parties for all costs, including reasonable attorneys’ fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

8.4           Confidentiality.  The Company, on the one hand, and BEST, on the other hand, will keep confidential all information and materials regarding the other Party designated by such Party as confidential.  The provisions of this Section 8.4 shall not apply to any information which is or shall become part of the public domain through no fault of the Party subject to the obligation from a third party with a right to disclose such information free of obligation of confidentiality. the Company and BEST agree that no public disclosure will be made by either Party of the existence of the Transaction or the letter of intent or any of its terms without first advising the other Party and obtaining its prior written consent to the proposed disclosure, unless such disclosure is required by law, regulation or stock exchange rule.

8.5           Expenses.  Except as otherwise set forth herein, each party shall bear its own costs and expenses associated with the transactions contemplated by this Agreement.  Without limiting the generality of the foregoing, all costs and expenses incurred by BEST and the Company after the Closing shall be borne by the surviving entity.  After the Closing, the costs and expenses of the BEST Holders shall be borne by the BEST Holders.

8.6           Schedules; Knowledge.  Each party is presumed to have full knowledge of all information set forth in the other party’s schedules delivered pursuant to this Agreement.

8.7           Third Party Beneficiaries.  This contract is solely between the Company, BEST and the BEST Holders, and, except as specifically provided, no director, officer, stockholder, employee, agent, independent contractor, or any other person or entity shall be deemed to be a third party beneficiary of this Agreement.

8.8           Entire Agreement.  This Agreement represents the entire agreement between the parties relating to the transaction. There are no other courses of dealing, understandings, agreements, representations, or warranties, written or oral, except as set forth herein.

8.9           Survival.  The representations and warranties of the respective parties shall survive the Closing Date and the consummation of the transactions herein contemplated.

8.10         Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be but a single instrument.

8.11         Amendment or Waiver.  Every right and remedy provided herein shall be cumulative with every other right and remedy, whether conferred herein, at law, or in equity, and may be enforced concurrently herewith, and no waiver by any party of the performance of any obligation by the other shall be construed as a waiver of the same or any other default then, theretofore, or thereafter occurring or existing. At any time prior to the Closing Date, this Agreement may be amended by a writing signed by all parties hereto, with respect to any of the terms contained herein, and any term or condition of this Agreement may be waived or the time for performance hereof may be extended by a writing signed by the party or parties for whose benefit the provision is intended.

8.12         Press Releases and Announcements.  No Party shall issue any press release or public announcement relating to the subject matter of this Agreement without the prior written approval of the other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law, regulation or stock market rule (in which case the disclosing Party shall use reasonable efforts to advise the other Parties and provide them with a copy of the proposed disclosure prior to making the disclosure).

IN WITNESS WHEREOF, the corporate parties hereto have caused this Agreement to be executed by their respective officers, hereunto duly authorized, as of the date first above-written.

TURKPOWER CORPORATION		BEST LLC

By:		By:
	Name:		Name:
	Title:		Title:

BEST HOLDERS

By:	By:

By:	By:

By:	By: